Confidential Materials Omitted and Filed Separately with the Securities and Exchange Commission Pursuant to a Request for Confidential Treatment under Rule 406 under the Securities Act of 1933, as amended.  Confidential Portions are marked: [***]

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement"), effective as of December 31, 2012 (the "Effective Date"), is entered into by and between ADMA Biologics, Inc. a Delaware corporation ("ADMA"), and BiotestAktiengesellschaft, a corporation organized under the laws of Germany ("Biotest ").  ADMA and Biotest are also referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, ADMA is engaged in the business of developing and commercializing human plasma and plasma-derived therapeutics, including an Human Immunoglobulin with standardized elevated levels of Respiratory Syncytial Virus antibodies; and

WHEREAS, As part of the RSV Product development process, ADMA has established, qualified and validated a proprietary microneutralization assay process and procedures, through which ADMA is able to identify plasma donors with naturally occurring elevated amounts of anti-RSV antibodies (the “RSV Assay”); and

WHEREAS, Biotest manufactures preparations derived from human blood plasma using state-of-the-art biotechnological processes, which preparations are used as immunotherapeutic agents in the treatment of various deficiencies, diseases, infections,  and other disorders; and

WHEREAS, Biotest desires to obtain, and ADMA is willing to grant to Biotest, an exclusive license in the Territory (as defined herein) to have access to test Biotest’s own plasma samples using ADMA’s RSV Assay for the identification of plasma donors with elevated amounts of RSV antibodies and to use the ADMA Know-How (as defined herein) in accordance with the terms and conditions of the Agreement; and

WHEREAS, Biotest desires to obtain, and ADMA is willing to grant to Biotest, an exclusive license in the Territory to Commercialize the Product and Finished Product upon achieving Regulatory Approval in accordance with the terms and conditions, and subject to the limitations, of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

“ADMA Know-How” means ADMA’s testing services to be performed by ADMA using ADMA’s RSV Assay which will include the expertise of ADMA, including any FDA Product Dossier and any copyright, trade secret, other registered or unregistered industrial or intellectual property rights, including, without limitation, ideas, concepts, inventions, discoveries, data, samples, designs, formulas, specifications, procedures, protocols, and testing and any Improvements by ADMA to the foregoing relating to, referencing, covering or otherwise necessary or useful in the Development, manufacturing, use and/or Commercialization of the Licensed Product, whether developed before or during the term of this Agreement.

“ADMA Patents” means all of the patents, patent applications, divisional applications, continuation applications and continuation-in-part applications, and all patents issuing from any said applications, and foreign counterparts thereof that relate to, arise from or have claims covering the RSV Assay or the Licensed Product.

“ADMA Proprietary Information” means the ADMA Know-How and ADMA Patents owned or Controlled by ADMA on the date hereof and as each such arises or is developed throughout the Term.

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable Law” means all applicable federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term.

“Clinical Data” means all Information with respect to the Licensed Product that is made, collected, or otherwise generated under or in connection with Clinical Studies, including any data, reports, and results with respect thereto, that ADMA has elected to conduct at its own discretion.

“Clinical Studies” means [Phase I, Phase II, Phase IIb, Phase III, Phase IIIb, Post-Marketing Studies] and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approval for a Licensed Product for an indication.

“Clinical Trial Application” means an Investigational New Drug Application for any Product filed with the FDA pursuant to Title 21 of the Code of Federal Regulations, Part 312 (“IND”) or the submission to a competent Regulatory Authority within the EU of a request for an authorization concerning a clinical trial, as envisaged in Article 9, paragraph 2, of Directive 2001/20/EC, or any comparable filing made with a Regulatory Authority in another country or territory other than the U.S. or the EU.

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of the Product and Finished Product, including activities related to marketing, promoting, distributing, importing and exporting such Product and Finished Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

“Confidential Information” means any technical, business, or other Information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on, or after the Effective Date, including Information relating to the terms of this Agreement, the Licensed Product (including the Regulatory Documentation and Regulatory Data), any Development or Commercialization of the Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. The Parties agree that the material financial terms of the Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, all Regulatory Documentation owned by either Party shall be deemed to be the Confidential Information of such Party, and such Party shall be deemed to be the disclosing Party and the other Party shall be deemed to be the receiving Party with respect thereto. As used herein, “Confidential Information” shall not include any information that:

(a)           is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

(b)           can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

(c)           is subsequently received by the receiving Party from a third party who is not bound by any obligation of confidentiality with respect to such information;

(d)           has been published by a third party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

(e)           can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to, use of or knowledge of the disclosing Party’s Confidential Information; provided, that the foregoing exception shall not apply with respect to Regulatory Documentation.

“Development” means, with respect to the Licensed Product, all activities undertaken for the purpose of obtaining a final,  Regulatory Approval for such Licensed Product, including activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, development stage manufacturing activities (including process development and process improvement and preparation of manufacturing documentation required for Clinical Trial Applications and other applications for Regulatory Approvals), qualification and validation, quality assurance/quality control, Clinical Studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

“Drug Approval” means an approval of a BLA, NDA, or of a MAA, or any corresponding Regulatory Approval for the Commercialization of a pharmaceutical product for a particular indication in any other country or region of the world, including other than the U.S. and the EU /European Economic Area.

“Drug Approval Application” means a New Drug Application (“NDA”) or Biologics License Application (“BLA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the EU, a Marketing Authorization Application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the EU with respect to the mutual recognition or any other approval procedure (“MAA”), including all supplements, amendments, variations, extensions and renewals thereof.

“Effective Date” shall have the meaning given to it in the Preamble.

“Finished Product” shall mean the filled, packaged and labeled Product.

“First Commercial Sale” means, with respect to the Product or  Finished Product and a country, the first sale for monetary value to an unrelated third party of such Product or Finished Product in such country after Drug Approval for such Product or Finished Product has been obtained in such country.  Sales prior to receipt of Drug Approval for such Product or Finished Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall be considered as a First Commercial Sale.

“Improvements” shall mean and include any and all inventions, and any and all changes, modifications, derivatives and amendments to either Party's know-how or other intellectual property rights (including in the case of ADMA, to the ADMA Know-How and any patents covering the RSV Assay or the Licensed Product).

“Information” means all technical and scientific information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, sequences, structures, models, instructions, skills, techniques, procedures, compilations, experiences, ideas, technical assistance, designs, drawings, assembly procedures, protocols, computer programs, apparatuses, specifications, data and results, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

“Licensed Product” means generally, the Product and/or Finished Product.

“Lot” shall mean Product resulting from processing an approximately [***] or approximately [***] liter batch of Plasma, as specified in the purchase order and as accepted by Biotest.

“Manufacturing Agreement” means the Manufacturing, Supply and License Agreement between the Parties, dated December 24, 2012 (including as amended by the parties).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

“Plasma” means human plasma containing RSV antibodies.

“Product” means RSV (Respiratory syncytial virus) antibody enriched Human Immune Globulin bulk drug substance manufactured from human plasma containing elevated anti-RSV antibody levels that were tested using the RSV Assay. For avoidance of doubt, Product does not include any other fractions or by-products.

“Product Dossier” means the collection of the various documents and data (including Regulatory Data and Regulatory Documentation) concerning the research, development safety and efficacy of the Licensed Product.

“Report” shall have the meaning given to it in Section 4.06 of this Agreement.

“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including drug approvals), licenses, registrations, or authorizations of any Regulatory Authority required to commercially distribute, sell, or market the Product or Finished Product in such country, including, where applicable, (i) pricing or reimbursement approvals in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (iii) approval of product labeling.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Commercialization, use and/or manufacturing of the Licensed Product in the United States or the Territory.

“Regulatory Data” means all non-clinical data, pre-clinical and Clinical Data, and other Information, results, and analyses, with respect to any Development or Commercialization of the RSV Assay or the Licensed Product.

“Regulatory Documentation” means all (i) applications, registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, safety information including adverse event files, and complaint files; and (iii) Regulatory Data and data contained or relied upon in any of the foregoing, in each case (i), (ii), and (iii) relating to the RSV Assay and the Licensed Product.

"Revenues" means (a) the sum of all revenues and payments received by, due to or billed by Biotest, including its subsidiaries, affiliates, employees, representatives, licensees, successors and assigns or any other company or person at the request of Biotest, for the sale of Product or Finished Product, less (b) any amounts paid by Biotest for (i) discounts, customary in the trade, for quantity purchases, but excluding promotional advertising, (ii) refunds for damaged Product or Finished Product, (iii) sales, value added, excise and use taxes imposed by a governmental authority on Product or Finished Product sales,  (iv) any government rebates, (v) any payments to governmental agencies located in the Territory, and (vi) any other similar and customary deduction, all determined in accordance with Biotest’s revenue recognition policy and generally accepted accounting principles consistently applied. For the purposes of this paragraph, payments include the fair market value of the Product and Finished Product or any other thing or service of value which is received in lieu of cash.  Further, where transfers have been made between Biotest and an affiliated party, such Product and Finished Product is not deemed to have been sold until the Product or Finished Product is sold to an independent purchaser, in an arm’s length transaction between unrelated parties. In no event shall the Revenues associated with a particular transaction or series of transactions be less than the fair market value of Biotest’s contribution to the transaction or series of transactions.  Nothing in this paragraph shall be construed as expanding, or limiting the limitations on, the scope of this Agreement.

"Territory" shall mean the countries listed on Exhibit A attached hereto.

“Testing” shall have the meaning as set forth in Section 6.01.

“Valid Claim” means a claim of any issued and unexpired patent whose validity, enforceability, or patentability has not been affected by any of the following: (a) irretrievable lapse, abandonment, revocation, dedication to the public; or (b) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

ARTICLE 2
LICENSE AND OPTION

Section 2.01.  Grant of License. ADMA hereby grants to Biotest:

(a)           an exclusive license in the Territory, with the right to grant sublicenses in accordance with Section 2.02, under the ADMA Proprietary Information to have access to testing services performed by ADMA using the RSV Assay for the purpose of identifying Plasma donors with elevated amounts of RSV antibodies, which Plasma Biotest may use in the production of the Product and Finished Product and related purposes for sale in the Territory;

(b)           an exclusive license in the Territory to reference the ADMA Proprietary Information (but not obtain access to such Proprietary Information) for the purpose of seeking Regulatory Approval of the Product and Finished Product in the Territory; and

(c)           an exclusive license, with the right to grant sublicenses in the Territory in accordance with Section 2.02, under the ADMA Proprietary Information to (i) manufacture and have manufactured Product and Finished Product to be distributed in the Territory and (ii) to Commercialize the Product and Finished Product in the Territory;

in each case in accordance with the terms and conditions, and subject to the limitations of, this Agreement.

Section 2.02.  Sublicense.  The license granted by ADMA to Biotest may be sublicensed by Biotest to any Affiliate or third party consistent with the terms of this Agreement and shall include confidentiality and nonuse obligations no less stringent than those set forth in Article 8; provided that prior to Biotest entering into any sublicense with a non-Affiliate third party it must obtain written approval from ADMA, which approval will not be unreasonably withheld or delayed.  Each sublicensee approved by ADMA is referred to herein as a “Sublicensee”.

Section 2.03.  No Other Licenses.  Other than the license rights expressly granted under this Agreement, no other rights, licenses, or covenants in or to any intellectual property, whether by implication, estoppel, or otherwise, are granted herein.

ARTICLE 3
REGULATORY APPROVAL AND MANUFACTURING

Section 3.01.  Clinical Trials.  As between the Parties, ADMA shall be responsible for conducting at its expense and option all pre-clinical activities and Clinical Studies associated with the Licensed Product and for preparing, filing, obtaining and maintaining all Clinical Trial Applications with respect to the Licensed Product in any and all territories it so chooses so long as ADMA does not distribute or sell Products or Finished Products in the Territory.  ADMA shall promptly provide to Biotest copies of or access to all Regulatory Data, when and as such Regulatory Data becomes available, as is reasonably requested for a regulatory filing by Biotest for the Finished Product in the Territory.

Section 3.02.   Regulatory Approval.

(a)           Biotest shall have the right in concert with ADMA to prepare, obtain, and maintain Regulatory Approvals and filings for Regulatory Approvals in the Territory, including presenting, setting and proposing strategy with respect to the overall regulatory approval strategy relating to the foregoing, and to conduct communications with the Regulatory Authorities, with respect to obtaining Regulatory Approval for the Licensed Product in the Territory.  ADMA will have the right to review all regulatory correspondence and filings which reference the Product and ADMA Know-How and participate in any meetings with the Regulatory Agencies as expert representatives for the ADMA RSV Assay and Know-How and any other data presented or submitted as part of such regulatory approval application.

(b)           ADMA shall use commercially reasonable efforts to support Biotest, as may be reasonably necessary, and in a timely manner in Biotest’s efforts to obtain Regulatory Approval for the Licensed Product in the Territory, and in the activities in support thereof, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approvals, as well as permitting Biotest to conduct and assisting Biotest with audits (at Biotest’s expense) of any studies being conducted, or already conducted, by or on behalf of ADMA (which audits shall be conducted upon reasonable notice to ADMA and during normal business hours, and [***] unless Biotest reasonably determines that additional audits are necessary for regulatory-submission and/or response related matters).  ADMA shall pay its own costs associated with the preparation and submission of Drug Approval Applications and in connection with obtaining Regulatory Approval of the Licensed Product in the United States.  Biotest shall pay its own costs associated with the preparation and submission of Drug Approval Applications (or comparable filings in the Territory) and in connection with obtaining Regulatory Approval of the Licensed Product in the Territory.

(c)           All Regulatory Documentation is subject to the exclusive license granted to Biotest hereunder and ADMA hereby grants Biotest the right of reference to Regulatory Approvals and other Regulatory Documentation controlled by ADMA in accordance with the terms hereof.  ADMA shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such agreements, documents, and instruments, as may be necessary under, or as Biotest may reasonably request in connection with, the exclusive license granted to Biotest to use the Regulatory Documentation as provided herein.

(d)           Biotest may use Regulatory Documentation and Regulatory Data or disclose such Regulatory Documentation or Regulatory Data to third parties as is reasonably necessary (i) for preparing, filing, obtaining and maintaining Regulatory Approvals (or applications for Regulatory Approvals) in the Territory, (ii) for the preparation and attendance of meetings with the applicable Regulatory Authorities in the Territory, (iii) for the manufacture of Licensed Product by Biotest and/or its Affiliates or Sublicensees and (iv) for the Commercialization of Licensed Product in the Territory.

(e)           In all agreements concluded by ADMA after the Effective Date with its Affiliates or third parties involving the generation of Regulatory Data, ADMA shall (i) require that such Affiliates, and (ii) use commercially reasonable efforts to require third parties to, provide Biotest access to, and the right to use, all such Regulatory Data for the purpose of (A) the preparation, filing, or maintenance of all regulatory filings and Regulatory Approvals in the Territory or (B) the Commercialization of Licensed Product by Biotest (or its respective Affiliates, Sublicensees and distributors) in the Territory, or (C) the manufacture of Licensed Product by Biotest (or its Affiliates or Sublicensees) as contemplated in this Agreement.

ARTICLE 4
PAYMENTS AND ROYALTIES.

Section 4.01.   Payment. In consideration of the licenses granted to Biotest under this Agreement, Biotest agrees to pay ADMA the following:

(a)           upon execution of this Agreement, Biotest will in accordance with ADMA’s requested manufacturing schedule commence production of [***] Lots of Product (approx. [***] liters of plasma) and shall deliver such Lots of Product to ADMA [***];

(b)           [***] in immediately available funds within [***] of ADMA’s submission of its BLA Product Dossier to the FDA for Regulatory Approval of the Licensed Product in the United States;

(c)           [***] in immediately available funds within [***] of Biotest’s submission of its Product Dossier for  Regulatory Approval  of the Licensed Product in the Territory; provided that should Biotest fail to submit the Product Dossier within [***] from the date of receipt of BLA Approval for the Product in the United States, Biotest shall [***] in immediately available funds and Biotest shall have an additional [***] in which to file the Product Dossier for  Regulatory Approval.  If following such [***] Biotest still has failed to file the Product Dossier for Regulatory Approval of the Licensed Product in the Territory (i) [***], (ii) ADMA shall have the right to submit its Product Dossier for  Regulatory Approval of the Licensed Product in the Territory, and (iii) either Party may terminate the Agreement in accordance with the appropriate provision of Article 10.  For the avoidance of doubt, any delay caused in obtaining Regulatory Approval due to actions, inactions or requirements of the Regulatory Authorities in the United States or in the Territory or due to any changes in Applicable Law shall extend the [***] and [***] time periods referenced above until such time that a submission of the Product Dossier or a decision concerning Regulatory Approval of the Licensed Product can be rendered by the Regulatory Authorities.

(d)           Within [***] from receipt of Regulatory Approval for the Licensed Product in the Territory, Biotest and ADMA shall mutually agree on [***] for sales of the Licensed Product in the Territory which shall become effective after receipt of Regulatory Approval for the Licensed Product in the Territory.  Such [***] shall be negotiated by the parties in good faith.

(e)           Biotest shall grant to ADMA exclusive rights to market, sell and distribute Biotest’s Varicella Zoster Immune Globulin in the United States and Canada.  The terms of such agreement will be addressed in a subsequent agreement which the parties agree to execute within sixty (60) days from the Effective Date of this Agreement.  Such rights shall not be extinguished as a result of termination of this Agreement, and such rights shall continue in force in accordance with the terms of such agreement after termination of this Agreement.

Section 4.02.  Royalty.  Commencing on the date of the First Commercial Sale of Product or Finished Product and for the duration of the Royalty Term, Biotest shall pay to ADMA a royalty (the “Royalty”) with respect to the sale of Product and Finished Product in the Territory as follows:

(a)           for Revenues between U.S. [***] to U.S. [***], a Royalty of [***] of the Revenues within such range;

(b)           for Revenues between U.S. [***] to U.S. [***], a Royalty of [***] of the Revenues within such range;

(c)           for Revenues between U.S. [***] to U.S. [***], a Royalty of [***] of the Revenues within such range;

(d)           for Revenues between U.S. [***] to U.S. [***], a Royalty of [***] of the Revenues within such range; and

(e)           for Revenues over U.S. [***], a Royalty of [***] of the Revenues over such amount.

Section 4.03.   Quarterly Royalty Payments and Reports.

(a)           Within [***] after the end of each calendar quarter (i.e., within [***] after March 31, June 30, September 30 and December 31) during the term of this Agreement, Biotest shall provide ADMA with a preliminary report certified by a duly authorized officer of Biotest (the "Preliminary Royalty Report") which shall identify this Agreement and include the information set forth in Schedule A as well as any other information ADMA may reasonably require from time to time.

(b)           Within [***] after the end of each calendar quarter (i.e., within [***] after March 31, June 30, September 30 and December 31) during the term of this Agreement, Biotest shall provide ADMA with a final report certified by a duly authorized officer of Biotest (the "Final Royalty Report") which shall identify this Agreement and include the information set forth in Schedule A as well as any other information ADMA may reasonably require from time to time.

(c)           Within [***] after the end of each calendar quarter (i.e., within [***] after March 31, June 30, September 30 and December 31) during the term of this Agreement, Biotest shall pay ADMA the total Royalties accrued during such calendar quarter.

(d)           ADMA shall have the right to audit with reasonable notice Biotest’s books and records solely as it relates to Revenues and Royalties, which right ADMA may not exercise more than once annually.  Access to Biotest’s records shall be provided to ADMA or ADMA’s representatives within [***] from ADMA’s request to perform an audit. Should such an audit indicate that, in any of Biotest’s statements, the Revenues and Royalties have been understated, and Biotest agrees to the understatement, then Biotest agrees to pay the difference between the understated amount and the actual amount owed to ADMA within [***] from receipt of written notice from ADMA of the under payment.  If the audit indicates that Revenues and Royalties have been understated by more than a [***] variance and Biotest agrees to the understatement, then Biotest shall pay to ADMA the reasonable cost of such an audit, the amount of the understatement, and interest on the understated Royalty payment in an amount at the rate of interest of [***] per annum within [***] from notice of the understatement.

Section 4.04.   Accrual.  Royalties shall accrue from Biotest’s recognition of Revenues.

Section 4.05.   Method of Payment and Reporting.  All Royalties shall be paid to ADMA by wire transfer to such accounts as ADMA may designate in writing to Biotest.  Quarterly Royalty Reports shall be addressed to ADMA Biologics Inc, Attn CFO, 65 Commerce Way, Hackensack, NJ 07601  FAX: 201-478-5553.

Section 4.06.    Royalty Term.  Royalties shall be payable with respect to each country in the Territory during the period commencing with First Commercial Sale of the Product and Finished Product in such country, and ending on the twentieth (20th) anniversary of the First Commercial Sale of the Product or Finished Product in such country (“Royalty Term”). Upon expiration of the Royalty Term in any country, the license grants in Article 2 shall be deemed to be irrevocable, unrestricted, perpetual and fully paid-up with respect to the Product and Finished Product in such country with rights to sublicense.

Section 4.07.     Royalty Reduction.

(a)           After the [***] anniversary of the Royalty Term, in the event that the Product or Finished Product is subject to generic competition from another RSV (Respiratory syncytial virus) antibody enriched Human Immune Globulin drug substance manufactured from human plasma containing elevated anti-RSV antibody levels (“RSV Product”) in any country in the Territory, then the Royalty rates set forth in Section 4.02 shall be reduced by [***] in such country; provided that the Royalty rates in each country shall never fall below [***] the rates set forth in Section 4.02.  Such royalty reduction shall become effective on the first day of the month after the month in which such generic competition first occurs and shall expire on the last day of the month in which such generic competition ceases to exist, subject to the expiration of the Royalty Term.

(b)           From and after the [***] anniversary of the Royalty Term, the Royalty rates set forth in Section 4.02 shall be reduced by [***] provided that the Royalty rates in each country shall never fall below [***] the rates set forth in Section 4.02.

Section 4.08.   Exchange Rate. Revenues recorded in currencies other than U.S. Dollars shall be converted to U.S. Dollars for purposes of calculating royalties at the rate of exchange for each such currency published in the Wall Street Journal (New York Edition) for the last business day of the calendar quarter to which such Net Sales relate.

Section 4.09.    Taxes; Withholding. Any tax or charges required to be withheld by Biotest under the laws of the Territory for the accounts of ADMA shall be promptly paid by Biotest for and on behalf of ADMA to the appropriate governmental authority; provided that should ADMA be subject to any exemption or reduction, subject to the requirements of applicable law, Biotest shall only pay the amounts not subject to the exemption or deduction. Any such tax or other charges actually paid on ADMA's behalf shall be deducted from royalty payments due ADMA.

Section 4.10.    Overpayment of Royalties.  Any overpayment of royalties due to an allowable deduction under the definition of Revenues that is not taken by Biotest for a particular accounting period for which royalties already have been paid shall be credited against future royalty obligations when such deduction is applied against Revenues (or, if no such future royalty obligations exist, refunded).

ARTICLE 5
INTELLECTUAL PROPERTY RIGHTS.

Section 5.01.    Ownership.  Each Party shall own and retain all right, title, and interest in and to any and all Intellectual Property Rights that are owned or controlled by such Party on and as of the date hereof and all Intellectual Property Rights conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) independently of this Agreement and the activities hereunder.  Any Intellectual Property Rights developed by ADMA and/or Biotest under or in connection with this Agreement that relate to or are derived from the ADMA Know-How or ADMA Proprietary Information and any Intellectual Property Rights developed by ADMA and/or Biotest under or in connection with this Agreement that relate to or are derived from the Product shall belong to and be owned exclusively by ADMA (“New ADMA IP Rights”).  Any Intellectual Property Rights (i) relating to the products or technology covered by this Agreement that are not derived from the ADMA Know-How, ADMA Proprietary Information, or the Product and developed independently by Biotest, and (ii) that relate to or are otherwise derived from Biotest’s Intellectual Property Rights in existence on the date hereof and otherwise independently developed by Biotest, shall belong to and be owned exclusively by Biotest (“New Biotest IP Rights”).  Biotest agrees to assign and hereby assigns to ADMA all of its rights, title and interest in and to any and all New ADMA IP Rights conceived, reduced to practice or developed by Biotest, and ADMA agrees to assign and hereby assigns to Biotest all of its rights, title and interest in and to any and all New Biotest IP Rights conceived, reduced to practice or developed by ADMA.  In furtherance of such assignment of rights, each Party agrees to and shall execute all assignments and other documents, as reasonably requested by the other Party, to effectuate such transfer of rights and for purposes of recording such transfer of rights. To the extent that ADMA desires to obtain a license to any of the New Biotest IP Rights, Biotest agrees to consider in good faith whether to grant such license and to negotiate in good faith the terms of such license, but Biotest is not obligated to grant a license to ADMA.

Section 5.02.    Prosecution and Maintenance. ADMA shall have the right but not the obligation, at its sole expense, to prepare, file, prosecute and maintain any patents and patent applications relating to the ADMA Proprietary Information.  Subject to the express written approval of ADMA, Biotest shall have the right to file and/or assume the prosecution and maintenance of any such patent, patent application, in ADMA’ name(s), in the Territory, subject to Biotest paying for all of the costs and expenses associated therewith, and Biotest may set-off [***] of such costs or expenses against the Royalty Payments due hereunder.

Section 5.03.    Enforcement.

(a)           Each Party shall promptly inform the other if it becomes aware of any actions by any third party which might reasonably be expected to constitute misappropriation, infringement or threatened infringement of ADMA Proprietary Information.  ADMA has the obligation to defend against any declaratory judgment, noninfringement or invalidity actions in the Territory.  ADMA shall prosecute, defend or settle all infringement, misappropriation, declaratory judgment and similar actions in the Territory at its expense and through counsel of its selection.  In the event that ADMA fails to or refuses to comply with its obligations under this Section 5.03(a), or fails to act in a timely manner, Biotest shall have the option to take such action as Biotest deems necessary or appropriate to protect the ADMA Proprietary Information in the Territory.  The Parties shall reasonably co-operate to prevent such infringement, misappropriation or unauthorized use of ADMA Proprietary Information by a third party in the Territory and shall reasonably cooperate in connection with any actions to protect such ADMA Proprietary Information.   Each Party shall bear its own litigation costs incurred hereunder.

(b)           With respect any action to protect ADMA Proprietary Information in the Territory, all monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys' fees and costs) of ADMA and Biotest; (b) then to the extent that damages are awarded for lost sales or lost profits from the sale of Licensed Product in the Territory, to ADMA in an amount equal to the applicable royalty on lost sales of Licensed Product , and (ii) the balance of any award for lost sales or lost profits from the sale of Licensed Product in the Territory shall be paid to Biotest; and (c) the remainder to the account of the Party that initiated and asserted the action to protect the ADMA Proprietary Information.

ARTICLE 6
GENERAL OBLIGATIONS AND TESTING

Section 6.01.   Testing.  Upon the formal request of Biotest, and upon the issuance of a Purchase Order for testing Services, ADMA will, using its RSV Assay perform testing on Plasma samples provided by Biotest (“Testing”).  The specific scope of the testing, the schedule of delivery of the results thereof and such other related details shall be discussed and mutually agreed by Biotest and ADMA, and, as necessary, shall be described in a statement of work to be executed by the parties and attached hereto when fully executed.  All testing of Plasma provided by ADMA under this Agreement shall be at Biotest’s expense, and will be billed by ADMA at [***].  Biotest shall be responsible for the transportation and shipping of all samples to ADMA’s testing location.  All samples shall remain the property of Biotest and Biotest shall remain responsible for insuring all such samples.  Should ADMA incur any additional shipping or storage cost relating to the Testing, such costs shall be billed to Biotest at [***].  Biotest understands that it must, and Biotest agrees to, inform ADMA of the complete composition of all samples provided to ADMA for testing prior to ADMA initiating any such testing.

Section 6.02.   Modifications.    Any and all modifications to the RSV Assay or any testing protocols or procedures as used for any Product approved in the United States required by Biotest (and not unilaterally imposed by ADMA) for purposes of Testing the Biotest samples shall be at the sole cost and expense of Biotest.

Section 6.03.   Information and Materials. Each Party will provide to the other party such information and materials and reasonable technical assistance as the Parties mutually agree to be reasonably necessary or useful to carry out the activities contemplated by this Agreement.  All additional activities provided by ADMA or Biotest hereunder shall be billed to the other Party at the rate of [***] plus any necessary travel and out of pocket expenses relating thereto.  Should Biotest require the assistance of any ADMA vendor, Biotest shall be obligated to pay ADMA [***].

Section 6.04.    Payment Terms.  ADMA shall bill Biotest for all costs and expenses identified in Article 6 on a monthly basis.  All such invoices shall be paid within [***] from receipt of such invoice by Biotest.  Any late payments shall be subject to interest at the rate of [***] per annum.

Section 6.05.    Compliance with Law.  Each Party represents that it is, and covenants that it agrees to be and will remain in compliance at all times during the term of this Agreement with all Applicable Laws relating to the operation of its business and its performance of its rights and obligations hereunder.

Section 6.06.     Non-Competition.

(a)           During the Term, Biotest agrees not to market or sell another RSV Product in North America or in the Territory.  If this Agreement is terminated after [***] from the date hereof, Biotest agrees not to market or sell another RSV Product in North America or in the Territory for a period of [***] from the date of termination.  Notwithstanding the foregoing, if Biotest terminates this Agreement due to a material breach by ADMA, the noncompetition provisions set forth herein shall be of no force or effect.

(b)           During the Term, Biotest agrees not to sell or distribute another RSV Product outside the Territory unless [***].

ARTICLE 7
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 7.01.     Mutual Representations and Warranties

.  Each Party hereby represents and warrants to the other Party that:

(a)           it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets.

(b)           it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)           it has not entered (and covenants that it shall not enter) into any agreement with any third party that is in conflict with the rights granted or contemplated to be granted to the other Party under this Agreement, and has not taken (and covenants that it shall not take) any action that would in any way prevent it from granting the rights granted or contemplated to be granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted or contemplated to be granted to the other Party under this Agreement.

Section 7.02.    Representations and Warranties of ADMA.  ADMA represents and warrants to Biotest that, as of the Effective Date and throughout the Term hereof that:

(a)           ADMA has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Biotest;

(b)           to ADMA’s best knowledge and belief, the RSV Assay and the  Licensed Product do not and will not infringe any valid or enforceable claims of any third party issued patent or other intellectual property right, or, if published, any claims of any third party pending patent applications;

(c)           ADMA has not and shall not misappropriate the trade secrets or intellectual property rights of any other entities in its activities to develop the RSV Assay or the Licensed Product;

(d)           ADMA is unaware of any activities by third parties that would constitute infringement of ADMA Proprietary Information;

(e)           ADMA shall conduct all testing of the Plasma sample provided by Biotest in accordance with the requirements, protocols and specifications of the RSV Assay and the test results concerning the levels of RSV titre in the Plasma tested by ADMA using the RSV Assay shall be accurate; and

(f)           ADMA is not aware of any claims, judgments or settlements against or owed by ADMA and has not received notice of any pending or threatened claims or litigation relating to the ADMA Proprietary Information or the practice thereof.

(g)           EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ADMA EXPRESSLY DISCLAIMS (A) ANY WARRANTY THAT THE PRODUCT OR FINISHED PRODUCT (I) WILL BE MERCHANTABLE OR (II) WILL BE FIT FOR ANY PARTICULAR PURPOSE AND (B) ANY OTHER WARRANTIES WITH RESPECT TO THE INFRINGEMENT BY, SALE, DISTRIBUTION, OR USE OF PRODUCT AND FINISHED PRODUCT, EXPRESS OR IMPLIED.

ARTICLE 8
CONFIDENTIALITY AND PUBLICATION.

Section 8.01.     Confidential Information.  Each Party shall maintain all Confidential Information of the other Party in confidence and shall not disclose any such confidential Information to any third party (except as expressly provided below) or use any such confidential Information for any purposes other than those necessary or permitted for performance under this Agreement.  No Party shall disclose Confidential Information of the other Party to any employee, agent, consultant, Affiliate, or sublicensee who does not have a reasonable need for such Information and who is not subject to binding obligations of confidentiality and limited use at least as restrictive in scope as those of this Article 8 (but may disclose to those that have such a reasonable need and are so bound).  Neither Party shall disclose Confidential Information received from other Party and neither Party shall use Confidential Information disclosed to it by the other Party (other than in the performance of its obligations hereunder) or for the benefit of any third person.  The duration of such obligations of confidentiality under this Section shall survive the expiration or termination of this Agreement and shall remain in effect for as long as such information is maintained in confidence by the disclosing Party).  Each Party shall use at least the same standard of care as it uses to protect its own confidential Information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of the other Party.  Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

Section 8.02.    Authorized Disclosure.  Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information of the other Party only to the extent that any such disclosure is necessary:

(a)           to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that the responding Party shall first have given prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party;

(b)           to the extent and to the persons and entities required by rules of other securities regulators, or exchanges on which such Party’s stock is listed; or

(c)           as necessary to prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or

(d)            to bona fide potential (and actual) corporate partners or licensees, potential (and actual) investors or merger or acquisition partners, and to financial underwriters and legal and financial advisors, provided that all such disclosures shall be made only to such parties under binding written obligations of confidentiality and non-use consistent with the provisions of this Article 8.

Such disclosed Information shall remain Confidential Information.

Section 8.03.    Return of Confidential Information.  Upon expiration of the Agreement or if this Agreement is terminated for breach according to the provisions of Section 10.02, the Party receiving Confidential Information will, at the other Party's option, either promptly return, or destroy and certify that it has destroyed, all copies, in its or any of its representatives’ possession or control, of any and all documents, computer files and other materials that contain or are derived from any Confidential Information.  Each Party will be allowed to keep one archival copy of the other Party’s Confidential Information for record-keeping purposes only, but shall destroy such Confidential Information prior to expiration of the confidentiality obligations hereunder.

Section 8.04.    Survival.  The provisions of Section 8.01 and 8.02 shall survive for a period of [***] following expiration or termination of this Agreement for any reason.

Section 8.05.     Press Release.  Neither ADMA shall, on the one hand, nor Biotest, on the other hand, shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case the other Party shall be advised and the Parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and disclosure obligations of the Securities and Exchange Commission (“SEC”) or the rules of any U.S. or foreign stock exchange or NASDAQ.   Notwithstanding any contrary term contained in the confidentiality provisions of this Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof, or a notification thereof, and/or descriptions related thereto, to comply with the requirements of an applicable stock exchange, SEC or foreign regulation, or any Governmental Authority, including the SEC, or to enable either Party to obtain debt or equity financing, such Party shall use its best efforts to provide the maximum amount of advance written notice of any such required disclosure to the other Party, to the extent practicable, with a minimum advance notice period of three (3) business days.  Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality.  The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.  The Parties agree to issue a mutually acceptable press release in connection with the signing of this Agreement.

Section 8.06.     Use of Names, Logos or Symbols.  Other than legally required disclosures and disclosures required by the rules of any securities exchange on which a disclosing Party’s stock is (at the time) traded (of which advance notice and discussion to the full extent reasonably practicable shall be provided, but for which a Party shall not be required to obtain consent from the other Party), neither Party shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party for any publicity, promotion or similar public use without the prior written consent of the affected Party.  Unless expressly stated herein, nothing in this Agreement shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names without separate, express prior written permission of the owner of such trademark or trade name.

ARTICLE 9
INDEMNIFICATION

Section 9.01.     Indemnification by ADMA.  ADMA shall indemnify, hold harmless and defend (collectively, “Indemnify”) Biotest, its Affiliates, the sublicensees and their respective officers, directors, employees and agents (the “Biotest Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively “Losses” and each a “Loss”) resulting from any demand, claim, action or proceeding brought or initiated by a third party (each a “Third Party Claim”) against any Biotest Indemnitees(s) to the extent that such Third Party Claim arises out of (i) the breach or alleged breach of any representation, warranty or covenant by ADMA, (ii) the infringement or alleged infringement or misappropriation of third party intellectual property rights by the ADMA Proprietary Information; (iii) the failure of ADMA to perform testing using the RSV Assay in accordance with the specifications and protocols related thereto or to provide accurate reports in connection therewith (iv) violations of any applicable law or regulation by ADMA; (v) a Finished Product recall for which ADMA is responsible or (vi) the gross negligence or willful misconduct of any ADMA Indemnitee (defined in Section 9.02); provided that such indemnity shall not apply to the extent Biotest has an indemnification obligation pursuant to Section 9.02 for such Loss.

Section 9.02.     Indemnification by Biotest.  Biotest shall indemnify ADMA, its Affiliates, and their respective officers, directors, employees and agents (the “ADMA Indemnitees”) from and against any and all Losses resulting from any Third Party Claim against any ADMA Indemnitees to the extent that such Third Party Claim arises out of:  (i) any breach of any representation, warranty or covenant by Biotest; (ii) violations of any applicable law or regulation by Biotest; (iii) a Finished Product recall for which Biotest is responsible; (iv) the infringement or alleged infringement or misappropriation of third party intellectual property rights caused by Biotest’s owned intellectual property; or (v) the gross negligence or willful misconduct of any Biotest Indemnitee; provided that such indemnity shall not apply to the extent ADMA has an indemnification obligation pursuant to Section 9.01 for such Loss.

Section 9.03.     Procedures.  A Party who is entitled to be indemnified pursuant to this Article 9 (the “Indemnified Party”) shall give prompt notice of the Third Party Claim to the other Party (the “Indemnifying Party”) and the Indemnifying Party shall defend against such Third Party Claim with the reasonable cooperation of the Indemnified Party; provided that the Indemnifying Party shall not settle any such Third Party Claim for anything other than money damages without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Third Party Claim giving rise to the Indemnified Party’s right to indemnification hereunder.  If the Parties cannot agree as to the application of Sections 9.01 and 9.02 to any Loss or Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 9.01 and 9.02 upon resolution of such underlying Third Party Claim.

Section 9.04.     Insurance.  ADMA and Biotest shall each be required to maintain general and product liability insurance in an amount of at least [***] prior to European Union approval of the Finished Product, and in an amount of at least [***] after European Union approval of the Finished Product; and each shall provide to the other, upon request, written certification of such coverage.  Such certificate will provide that such insurance will not expire without renewal or be cancelled or modified without at least [***] prior notice to the other Party.  Before commencing any work hereunder, the Parties shall furnish certificates evidencing the insurance required by this Section.  All such insurance policies obtained by a Party shall name the other Party and its parents, affiliates and subsidiaries and its and their employees and agents as additional insured parties.  It is understood that such insurance will not be construed to limit a Party’s liability with respect to its indemnification obligations under Article 9.

Section 9.05.     No Consequential Damages.  EXCEPT WITH RESPECT TO CLAIMS FOR INDEMNIFICATION UNDER ARTICLE 9 AND BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 8 (REGARDING CONFIDENTIALITY), IN NO EVENT SHALL ANY PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED (INCLUDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE ADMA PROPRIETARY INFORMATION, PRODUCTS, FINISHED PRODUCTS, LICENSED PRODUCTS, PERFORMANCE OF THE SERVICES OR ANY PERSONS’ USE OF THE PRODUCTS, FINISHED PRODUCTS OR LICENSED PRODUCTS), REGARDLESS OF THE FORM OF ACTION, WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE, STRICT PRODUCT LIABILITY, INFRINGEMENT OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, DAMAGES BASED ON WILLFULNESS, LOSS OF PROFITS, LOST REVENUES, OR LOSS OF BUSINESS OPPORTUNITY), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OR KNEW OF THE POSSIBILITY OF SUCH DAMAGES.  THIS LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

Section 9.06.      Limitation of Liability. EXCEPT FOR THE OBLIGATIONS OF INDEMNITY, AS SET FORTH IN SECTIONS 9.01 AND 9.02, WITH RESPECT TO CLAIMS RESULTING FROM A FINISHED PRODUCT RECALL, AND BREACH OF CONFIDENTIALITY, AGGREGATE DAMAGES FOR WHICH EITHER PARTY SHALL BE LIABLE TO THE OTHER, SHALL NOT EXCEED (I) [***] PRIOR TO EUROPEAN UNION APPROVAL OF THE FINISHED PRODUCT OR (II) [***] AFTER EUROPEAN UNION APPROVAL OF THE FINISHED PRODUCT, UNLESS DEEMED TO BE CAUSED DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PARTY.

ARTICLE 10
TERM AND TERMINATION

Section 10.01.   Term.   The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 10, expire on the expiration of the last to expire of the Royalty Term.

Section 10.02.   Termination for Breach.  Either Party may terminate this Agreement if the another Party materially breaches this Agreement, by [***] written notice to the breaching Party, provided that (a) the written notice explicitly states that it is a notice of breach under this Section 10.02 and describes the alleged material breach, and (b) the breaching Party fails to cure the breach within such [***] notice period, or in the case of a material breach that is incapable of cure within [***] fails (i) to provide within such [***] notice period a commercially reasonable written plan to cure the breach as soon as practicable and (ii) to initiate measures to cure such breach; provided that the cure period for any breach of a payment obligation hereunder shall be [***].

Section 10.03.   Termination by Biotest.  Biotest may terminate this Agreement at any time upon [***] written notice to ADMA; provided however, that ADMA’s right to receive [***] of Product in accordance with Section 4.01(a) shall remain in effect notwithstanding such termination.  Upon any termination by Biotest under this Section 10.03, Biotest shall remain obligated to continue paying Royalties to ADMA with respect to all Product and Finished Product produced prior to the date of termination pursuant to and as set forth in Article 4 hereof.

Section 10.04.   Termination for Insolvency.  Either Party (herein the “Non-Debtor Party”) may terminate this Agreement at any time upon providing written notice to the other Party (i) upon the declaration by a court of competent jurisdiction that the other Party (herein the “Debtor Party”) is bankrupt and, pursuant to the U.S. Bankruptcy Code, the Debtor Party’s assets are to be liquidated, (ii) upon the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code or other similar law of any jurisdiction) with respect to the Debtor Party, (iii) upon an assignment of a substantial portion of the assets for the benefit of creditors by the Debtor Party, (iv) in the event a receiver or custodian is appointed for the Debtor Party’s business, or (v) if a substantial portion of the Debtor Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall become effective only if the proceeding is not dismissed within [***] after the filing thereof.

Section 10.05.    Effects of Termination.  Upon expiration or termination of this Agreement,

(a)           subject to Section 10.05(c) below, all rights granted to Biotest hereunder shall terminate and all sublicenses that may have been granted by Biotest to third parties also shall terminate;

(b)           each Party shall return or destroy all copies of the other Party’s Confidential Information, retaining only one copy in its outside legal counsel’s office for the sole purpose of compliance with surviving terms of this Agreement or defense against any legal actions related to this Agreement; and

(c)           Biotest shall have the right for a period of [***] following expiration or termination to sell off any remaining inventory of Product or Finished Product.

Section 10.06.    Accrued Rights and Obligations; Survival.  Expiration or termination of this Agreement shall not affect any accrued rights or obligations (including any payment obligations set forth in Article 4).  The provisions of Articles 9 (solely to the extent relating to (i) matters occurring prior to the date of termination, and/or (ii) those matters that expressly survive termination under this Section 10.06), and 11, and Sections 5.01, 6.04, 6.06, 8.01, 8.02, 8.03, 10.03, 10.05(b), 10.05(c), 10.06, 12.05, 12.06, 12.07, 12.08, 12.09, 12.12, 12.13, and 12.14 of this Agreement shall survive expiration or termination of this Agreement for any reason (in accordance with any subsequent dates of termination referred to in such Sections).

ARTICLE 11
DISPUTE RESOLUTION

Section 11.01.     Dispute Resolution.

(a)           The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and prior to resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 11.01 to resolve any dispute arising under this Agreement.

(b)           Upon the request of either Party, the Parties agree to meet and discuss in good faith a possible resolution of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, which good faith efforts shall include at least one in-person meeting between the senior management of each Party, including the Chief Executive Officer.  If the matter is not resolved within thirty (30) days following the request for discussions, the Parties agree to submit the matter to non-binding mediation in accordance with the rules of JAMS in an effort to resolve the dispute.  If the dispute remains unresolved, each Party shall have the right to seek a resolution of the dispute by final and binding arbitration administered by the American Arbitration Association under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules.  The location of arbitration will be New York, NY, and the language of the arbitration proceeding will be in English. The arbitration will be conducted by a panel of three (3) arbitrators, with one arbitrator being selected by each Party and the third being selected by the two arbitrators selected by the Parties.  The arbitrators shall issue a written decision which shall be a reasoned determination and shall set forth the legal basis for any such decision.  The Federal Rules of Evidence shall apply to any such arbitration proceeding.  Any award granted in the arbitration may be entered in any court of competent jurisdiction.   The arbitrators shall have the right to award attorneys fees and expenses to the prevailing Party or based on their determination of an equitable allocation of such fees and expenses as related to each Party’s role and relative fault in the dispute.

Section 11.02.    Injunctive Relief.  Notwithstanding the provisions of Section 11.01, each Party shall have the right to seek preliminary or permanent injunctive or other equitable relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights, to protect its interests or to preserve the status quo with respect to any breach or threatened breach of the confidentiality or non-compete provisions hereunder.

ARTICLE 12
MISCELLANEOUS PROVISIONS

Section 12.01.     Entire Agreement.  This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements, negotiations, representations, and promises between them with respect to such subject matter.

Section 12.02.

Section 12.03.      Amendment.  No change, modification, alteration, or addition to any provision of this Agreement will be valid or binding unless in writing and signed by authorized representatives of both Parties.

Section 12.04.      Force Majeure.  Any delay in or failure of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, if any, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, terrorism, civil disorder, rebellion or sabotage.  The Party suffering such occurrence shall notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence, provided that the Party suffering such occurrence use reasonable efforts to overcome such, and notifies the other party when such occurrence ceases.

Section 12.05.      Notices.  Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person; or (b) two (2) Business Days after sending for next Business Day delivery by internationally recognized expedited courier service; or (c) five (5) Business Days after sending by first class certified mail return receipt requested:

In the case of ADMA:
ADMA Biologics, Inc.
65 Commerce Way
Hackensack, NJ 07601
Attn:  Legal Department

with a required copy to:

SNR Denton US LLP
101 JFK Parkway
Short Hills, NY 07078
Attn:  Jeff Baumel

In the case of Biotest:
BiotestAktiengesellschaft Landsteinerstraße 5 63303 Dreieich, Germany Attention:______________ Facsimile:______________
with a copy (which shall not constitute notice) to: Greenberg Traurig LLP 3333 Piedmont Road, NE Terminus 200, Suite 2500 Atlanta, GA 30305 Attn: Wayne H. Elowe Facsimile: 678-553-2453

Section 12.06.    Waiver.  No failure on the part of either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof.  No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Waivers of powers, rights, privileges and remedies under this Agreement may only be waived in a written document executed by a duly authorized officer of the waiving Party.

Section 12.07.    Headings.  The headings contained in this Agreement are intended for convenience or reference only and shall not in any way control or affect the meaning or construction of any provisions of this Agreement.

Section 12.08.    Governing Law.  This Agreement, and all disputes directly or indirectly arising from, relating to or in connection with this Agreement, will be governed by and interpreted in accordance with the laws of the state of New York, without regard to its conflict of laws rules. The United Nations Convention on the International Sale of Goods is hereby expressly excluded from application to the terms of this Agreement.

Section 12.09.     Binding Effect.  This Agreement will be binding upon the Parties and their respective successors and assigns.

Section 12.10.     Assignment.  This Agreement may not be assigned or transferred without the prior written consent of both Parties, which consent shall not be unreasonably withheld.  Upon receipt of consent, such assignment shall only be allowed upon written agreement by the assignee to be bound by all of the terms of the Agreement.  Any assignment in contravention to this provision shall be null and void.

Section 12.11.     Bankruptcy; Intellectual Property.  All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that all intellectual property rights licensed hereunder are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code.  To the extent that ADMA enters into bankruptcy during the term of this Agreement, it shall continue to honor its obligations under Section 3.02(c).

Section 12.12.     Severability.  Should one or more provisions of this Agreement be or become invalid, then the Parties shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would have contracted this Agreement also with those new provisions. In case such provisions cannot be found, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have contracted this Agreement without the invalid provisions.

Section 12.13.     Cumulative Rights.  The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity.  All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

Section 12.14.     Counterparts. This Agreement may be executed by its authorized representatives in one or more counterparts, each of which shall be deemed to be an original document, but all such separate counterparts shall constitute one and the same agreement.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

ADMA:
ADMA Biologics, Inc.

By:  /s/ Adam Grossman
Name: Adam Grossman
Title:  Chief Executive Officer

BIOTEST:
Biotest Aktiengesellschaft

By:  /s/ Dr. Martin Reinecke
Name:  Martin Reinecke
Title:  [Illegible]

Biotest Aktiengesellschaft

By:  Dr. Joachim Uevborg
Name:  Joachim Uevborg
Title:  Exec. VP Commercial Operations

EXHIBIT A

TERRITORY

Europe:

Albania Andorra Armenia Austria Azerbaijan	Hungary Iceland Ireland Italy Kosovo	Russia San Marino Serbia Slovakia Slovenia
Belarus Belgium Bosnia & Herzegovina Bulgaria	Latvia Liechtenstein Lithuania Luxembourg	Spain Sweden Switzerland Turkey
Croatia Cyprus Czech Republic Denmark Estonia	Macedonia Malta Moldova Monaco Montenegro	Ukraine United Kingdom
Finland France Georgia Germany Greece	The Netherlands Norway Poland Portugal Romania

North Africa and Middle East:

Bahrain Iran Iraq Qatar	Oman Jordan Kuwait Saudi Arabia	Tunisia United Arab Emirates